Exhibit 10.8
EXTENSION AGREEMENT
     This Extension Agreement is executed as of December 3, 2008 by and between Quicksilver Resources Inc. (“QRI”) and Quicksilver Gas Services LP (“KGS”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such term in that certain Omnibus Agreement dated August 10, 2007 executed between KGS and QRI.
     A. Pursuant to Section 2.3 of the Omnibus Agreement, QRI is required to provide KGS a notice and offer for sale regarding its acquisition of midstream assets in the Quicksilver Counties within 120 days of the consummation of such acquisition (the “Offer”).
     B. Pursuant to that certain Purchase and Sale Agreement dated July 3, 2008 and closed on August 8, 2008, QRI acquired certain oil and gas assets in the Alliance Airport area of Tarrant and Denton Counties, Texas which includes midstream assets (the “Alliance Midstream Assets”).
     C. QRI and KGS desire to extent the time period and the date by which QRI must provide to KGS the Offer regarding its acquisition of the Alliance Midstream Assets.
     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to extend the deadline by which QRI shall provide the Offer to KGS to be no later than March 31, 2009.
     EXECUTED as of the date first written above.

QUICKSILVER RESOURCES INC.
By:	/s/ Philip Cook
	Name:	Philip Cook
	Title:	Sr. Vice President and CFO

QUICKSILVER GAS SERVICES LP
By:	QUICKSILVER GAS SERVICES GP LLC, its general partner

By:	/s/ Thomas F. Darden
	Name:	Thomas F. Darden
	Title:	President and CEO